Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com	Christine Mohrmann FTI Consulting 212-850-5600

KVH Industries Reports Fourth Quarter and Full Year 2011 Results

•	Record quarterly revenue of $31.9M; EPS $0.11 per share

•	VSAT business continues to grow strongly; unit shipments up 94% YOY

MIDDLETOWN, RI – February 13, 2012 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the fourth quarter ended December 31, 2011. Revenue for the fourth quarter of 2011 was $31.9 million, up 18% from the quarter ended December 31, 2010. Diluted earnings per share for the quarter totaled $0.11 on net income of $1.6 million. During the same period last year the company reported net income of $0.2 million or $0.02 per diluted share on revenues of $27.0 million.

For the year ended December 31, 2011, revenue was $112.5 million, compared to $112.2 million for the year ended December 31, 2010. KVH reported net income of $0.9 million or $0.06 on a per diluted share basis for the full year 2011. For the year ended December 31, 2010, the company reported net income of $8.3 million or $0.56 on a per diluted share basis. Excluding transaction costs associated with the acquisition of Virtek Communication and changes to the deferred income tax valuation allowance, 2010 full year adjusted net income was $5.3 million, and adjusted diluted EPS was $0.36.

“Overall results were right in line with our expectations for the quarter,” said Martin Kits van Heyningen, KVH’s chief executive officer. “Unit sales of our mini-VSAT Broadband TracPhone® systems in the fourth quarter were up 94% compared to the same quarter last year. Revenue from our TACNAV® line of military vehicle navigation systems was very strong, due primarily to acceleration in certain customer programs, which offset a decline in our FOG business”

In the fourth quarter of 2011, our mobile communications business, including our satellite television products, had revenue of $17.5 million, a 21% increase on a year-over-year basis.

KVH’s guidance and stabilization revenue from our fiber optic gyro (FOG) solutions, TACNAV military navigation systems, and related services was $14.5 million in the fourth quarter of 2011, up 15% on a year-over-year basis.

“We are seeing continued momentum in our mini-VSAT business. With our recently announced TracPhone V11 and C-band airtime service, we believe we are on a path to further disrupt the maritime communications market while also expanding our addressable market,” explained Mr. Kits van Heyningen. “During 2011, the acceleration of some TACNAV business offset delays in the U.S. Army CROWS program. Our FOG and TACNAV businesses continue to have significant potential and we are making additions to those product lines as well. Our TACNAV business could have some additional upside in the coming quarters, but given that these are foreign military sales, we are being cautious due to potential timing issues.”

Speaking about the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “Our fourth quarter results provided an indication of the positive leverage that comes from incremental revenue on operating profit. For the quarter, gross margin was 42.2%, and showed an improvement of 160 basis points over the third quarter. This was largely the result of very strong shipments of our military tactical navigation products, and also reflects ongoing improvements in our overall manufacturing efficiencies. Adjusted EBITDA margin for the quarter was approximately 10%.

Our mini-VSAT Broadband airtime service gross margin for the quarter continued to demonstrate the leverage of our model and was about equal to the prior quarter, despite the normal high level of temporary seasonal service suspensions. Compared to the second quarter of this year, quarterly gross profit from our VSAT airtime services was approximately double, and the gross margin percentage was about 800 basis points higher. Operating expenses were higher than previous quarters largely due to direct costs related to the relatively large TACNAV shipments in the fourth quarter. The fourth quarter results also included tax benefits related to the facility and equipment investments that we made during the year.”

Looking ahead to 2012, Mr. Spratt said, “We intend to continue to execute our aggressive strategic plans for long-term growth, with primary emphasis on our mobile broadband products and services, fiber optic gyro and leisure maritime products. With these as major drivers, based on the information currently available to us, we anticipate that our total sales will more than double over the next four-to-five years, and our operating margins will expand to 15% or greater over that period.

“For 2012 planning, we expect our mini-VSAT Broadband business to show strong year-over-year growth, and the FOG business to benefit from many new customer applications entering production stages later this year. We will continue to be cautious with respect to expectations for growth in leisure markets, due to ongoing challenges in global economies. We see a decline in TACNAV sales because of the unusually large volume of shipments in the fourth quarter of 2011, and the fact that we have not yet received certain foreign military orders. With this context, we expect total top line growth for the year to be in the range of 10% to 15%, and we expect to achieve a full year operating margin of approximately 5%. During the first half of 2012 we will be preparing for the launch of our new TracPhone V11 and global C-band airtime service. This will put some additional pressure on margins during the first half of the year, but we expect them to begin to recover once product shipments begin. We are projecting our effective tax rate could be 38% or higher, and as always, could be subject to the effect of unforeseen discrete events.

“For the first quarter, we expect revenue to be in the range of $25.5 million to $28.5 million, up 5% to 17% compared to the first quarter last year. The VSAT business should achieve very strong year-over-year growth, however sales of our FOG and TACNAV products will likely decline compared to the first quarter last year. Our operating margin should show year-over-year improvement, but we expect a net loss in the range of ($0.03) to ($0.09) per share. We expect to return to profitability in the second quarter and to achieve operating margins of approximately 10% in the second half of the year.”

Mr. Kits van Heyningen concluded, “We are very pleased with our progress this quarter and feel that we are on the path toward achieving our longer term strategic objectives. Our goal is to more than double our revenues within the next four-to-five years as we continue to disrupt the maritime communications and inertial guidance markets. With our current product portfolio and market position, we are also optimistic that we will be able to leverage our investments to even greater benefit if the economy begins to recover.”

Recent Operational Highlights:

•

On February 1, 2012, KVH introduced a breakthrough dual-band maritime VSAT solution with global coverage, comprised of a C-band overlay to the mini-VSAT Broadband network and the new, 1-meter TracPhone V11 antenna.

•	On December 21, 2011, KVH announced that it had received a $2.5 million multi-year DSP-3000 FOG order.

•	On December 20, 2011, KVH announced that it had received a $7.6 million FOG order.

•	On November 23, 2011, KVH announced that the TracPhone V3 received honors for innovative technology from the Providence Business News and Louisiana Gulf Coast Oil Exhibition (LAGCOE).

•	On November 17, 2011, KVH announced that the TracVision M1was named the best marine entertainment product by the National Marine Electronics Association (NMEA) for the third consecutive year.

•	On October 26, 2011, KVH announced that it had received an $8.6 million tactical navigation order from an international military customer.

KVH is webcasting its fourth quarter/year-end conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, growth in market share, anticipated profitability, anticipated orders for our mobile communication, guidance and stabilization products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and TracPhone V3 and related services to improve airtime gross margins; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7 and V3; anticipated declines in military sales, including with foreign customers; expenses associated with the launch of our new TracPhone V11 and global C-band airtime service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2011. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Sales:
Product	$23,933	$22,049	$85,136	$92,059
Service	8,000	4,953	27,400	20,184

Net sales	31,933	27,002	112,536	112,243

Costs and expenses:
Costs of product sales	12,843	12,850	46,598	51,348
Costs of service sales	5,609	4,179	20,970	16,086
Research and development	2,903	2,698	11,548	10,715
Sales, marketing and support	6,683	4,855	23,473	18,469
General and administrative	2,766	2,449	10,555	10,084

Total costs and expenses	30,804	27,031	113,144	106,702

Income (loss) from operations	1,129	(29)	(608)	5,541
Interest income	99	48	297	301
Interest expense	46	61	223	204
Other income (expense), net	23	(25)	910	23

Income (loss) before income tax benefit	1,205	(67)	376	5,661
Income tax benefit	399	312	484	2,612

Net income	$1,604	$245	$860	$8,273

Net income per common share:
Basic	$0.11	$0.02	$0.06	$0.57

Diluted	$0.11	$0.02	$0.06	$0.56

Weighted average number of common shares outstanding:
Basic	14,545	14,595	14,768	14,420

Diluted	14,697	15,000	15,072	14,850

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$30,570	$37,307
Accounts receivable, net	25,959	18,770
Inventories	18,615	14,765
Deferred income taxes	1,281	944
Other current assets	2,552	2,734

Total current assets	78,977	74,520

Property and equipment, net	34,010	23,044
Deferred income taxes	5,405	4,982
Goodwill	4,372	4,517
Intangible assets, net	1,903	2,272
Other non-current assets	3,835	5,863

Total assets	$128,502	$115,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$16,385	$12,814
Deferred revenue	2,684	1,011
Current portion of long-term debt	131	124

Total current liabilities	19,200	13,949

Other long-term liabilities	135	1,262
Long-term debt, excluding current portion	3,553	3,684
Line of credit	9,000	—
Stockholders’ equity	96,614	96,303

Total liabilities and stockholders’ equity	$128,502	$115,198

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RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Transaction Costs Related to Business Acquisition and Income Tax

Benefit from Change in Deferred Income Tax Asset Valuation Allowance

(in thousands, unaudited)

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Net Income—GAAP	$245	$8,273

Transaction costs related to business acquisition of Virtek Communication AS	39	564
Income tax benefit from change in deferred income tax asset valuation allowance	—	(3,541)

Net Income—Adjusted	$284	$5,296

Net income per common share—Adjusted:
Basic	$0.02	$0.37

Diluted	$0.02	$0.36

Note - The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

Adjusted net income excluding both the transaction costs related to the acquisition of Virtek Communication AS as well as the income tax benefit from the change in deferred income tax asset valuation allowance for the three months and year ended December 31, 2010 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.

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KVH Industries, Inc. and Subsidiaries

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(unaudited)

Three Months Ended December 31, 2011
Net income—GAAP	5.0%

Interest income, net	(0.2)
Income tax benefit	(1.2)
Depreciation and amortization	3.4
Stock-based compensation expense	2.7

Adjusted EBITDA	9.7%

Adjusted EBITDA is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges or benefits that may vary from period to period without any correlation to underlying operating performance. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

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